EXHIBIT 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

        Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

        On April 25, 2002, the Board of Directors of Mississippi Chemical Corporation (the "Company"), upon recommendation of its Audit Committee, decided to no longer engage Arthur Andersen LLP ("Arthur Andersen") as the Company's independent public accountants, effective immediately. For additional information, see the Company's Current Reports on Form 8-K filed with the Securities and Exchange Commission ("SEC") on May 1, 2002, and May 15, 2002.

        After reasonable efforts, the Company has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into the Company's registration statements (Form S-8 Nos. 333-36998 and 333-56726 and Form S-3 No. 333-38619) (the "Registration Statements") of Arthur Andersen's audit report with respect to the Company's consolidated financial statements as of June 30, 2001, and for the two years in the period then ended. Under these circumstances, Rule 437a under the Securities Act permits the Company to file this Annual Report on Form 10-K, which is incorporated by reference into the Registration Statements, without a written consent from Arthur Andersen. As a result, with respect to transactions in the Company's securities pursuant to the Registration Statements that occur subsequent to the date this Annual Report on Form 10-K is filed with the Securities and Exchange Commission, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, an acquiror of the Company's securities would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act.